CONSENT OF NIXON PEABODY LLP


The Boards of Directors
American Federal Savings Bank
Eagle Bancorp


         We hereby consent to the use of our firm's name in the Form SB-2, Registration Statement, and Amendments thereto as filed with the Securities and Exchange Commission by Eagle Bancorp and to the references to our opinion therein under the heading "Legal and Tax Matters."





                                                     Nixon Peabody LLP

Washington, DC
December 17, 1999